                 EXHIBIT (11) COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)

                                        Three Months Ended            Nine Months Ended
                                           September 30                  September 30
                                        ------------------            -----------------
                                        1997          1996            1997         1996
                                        ----          ----            ----         ----
   EQUIVALENT SHARES:

   Average shares outstanding     629,949,828   401,055,603     605,792,583   399,229,558
   Additional Shares due to:
      Stock options                17,867,287     7,236,866      17,274,008     6,750,057
      Series C Preferred Shares             -    36,000,000      21,600,000    36,000,000
                                   ----------    ----------     -----------   -----------
   Total equivalent shares        647,817,115   444,292,469     644,666,591   441,979,615
                                  ===========   ===========     ===========   ===========

   EARNINGS
   (in millions):

   Loss from Continuing Operations   $    (19)     $    (26)      $    (121)    $    (158)
   Income (loss) from Discontinued
     Operations                          (143)           28            (191)          380
   Extraordinary Item                       -           (30)              -           (93)
                                     --------      --------        --------       -------
   Net income (loss)                 $   (162)     $    (28)       $   (312)    $     129
                                     ========      ========        ========      ========
   EARNINGS (LOSS) PER SHARE:

   From Continuing Operations        $  (0.03)     $  (0.06)      $   (0.19)    $   (0.36)
   From Discontinued Operations         (0.22)         0.06           (0.29)         0.86
   From Extraordinary Item                  -         (0.06)              -         (0.21)
                                     --------      --------       ---------      --------
   Earnings (loss) per share (a)     $  (0.25)     $  (0.06)      $   (0.48)    $    0.29
                                     ========      ========       =========     =========



   (a) For earnings per share using an alternative treatment for the Series C Preferred Shares, see note 10 to the condensed consolidated financial statements included in Part I of this report.




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